EXECUTION COPY

                          SECURITIES PURCHASE AGREEMENT

     SECURITIES PURCHASE AGREEMENT dated as of February 1, 2002 (this "Agreement"), by and between Infocrossing, Inc., a Delaware corporation (the "Company"), Cahill Warnock Strategic Partners Fund, L.P., a Delaware limited partnership ("CW"), Strategic Associates, L.P., a Delaware limited partnership ("SA"), Camden Partners Strategic Fund II-A, L.P., a Delaware limited partnership ("Camden II-A"), and Camden Partners Strategic Fund II-B, L.P., a Delaware limited partnership ("Camden II-B" and together with CW, SA and Camden II-A, the "Purchasers").

                              W I T N E S S E T H:

     WHEREAS, the Company proposes, subject to the terms and conditions set forth herein, to issue and sell to Purchasers the Debentures (as defined below);

     WHEREAS, to induce the Purchasers to acquire the Debentures and as consideration hereunder, the Company has agreed to grant the Purchasers warrants (the "Warrants") to purchase shares of the common stock, par value $.01 of the Company ("Common Stock"), as more fully set forth in the Warrant Agreement (as defined below);

     WHEREAS, each Purchaser wishes to purchase from the Company, severally and not jointly, the Debentures in the principal amount set forth next to such Purchaser's name on Schedule A attached hereto; and

     WHEREAS, the parties intend that the proceeds of the sale of the Debentures will be used to fund the Proposed Acquisition (as defined below); and

     WHEREAS, the transactions contemplated by this Agreement benefit the Company and the Subsidiaries (as defined below), and in consideration for such each Subsidiary will enter into a Guaranty Agreement (as defined below) pursuant to which they will agree, among other things, to guarantee repayment of all amounts due and payable under the Debentures.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows.

                                   ARTICLE I

                                   DEFINITIONS

Section 1.1  Defined Terms.

     (a) As used in this Agreement, the following terms shall have the following meanings:

     "Additional Assets" means (a) any property or assets (other than indebtedness for money borrowed and Capital Stock) to be used by the Company in a Permitted Business; (b) the Capital Stock of a Person that becomes a Subsidiary as a result of the acquisition of such Capital Stock by the Company; or (c) Capital Stock constituting a minority interest in any Person that at such
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time is a Subsidiary; provided, however, that any such Subsidiary described in clauses (b) or (c) above is primarily engaged in a Permitted Business.

     "Affiliate" means, with respect to (i) the Company, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with the Company; and (ii) the Purchasers, any general or limited partners or retired partners of any of the Purchasers, or any Person or entity that directly or indirectly, through one or more intermediaries, controls, with the general partner of Purchasers, the Purchasers. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Applicable Law" means any United States federal, state, or local law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority.

     "Business Day" means any day other than a Saturday, a Sunday, or a day when banks in The City of New York are authorized by Applicable Law to be closed.

     "Camden Representative" shall mean Camden Partners, Inc., a Delaware corporation.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and (ii) with respect to any other Person, any and all partnership or other equity interests of such Person.

     "Cash Equivalents" means (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from date of acquisition thereof; (b) investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's; (c) investments in certificates of deposit, banker's acceptance and time deposits maturing within 365 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; and (d) money market funds substantially all of whose assets comprise securities of the type described in clauses (a), (b) and (c) above.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

     "Commission" means the United States Securities and Exchange Commission.

     "Commission Filings" means all reports, registration statements and other filings filed by the Company with the Commission (and all notes, exhibits and schedules thereto and all documents incorporated by reference therein).

     "Company Disclosure Schedule" shall mean the Company disclosure schedule delivered to the Purchasers concurrently with the date hereof.

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     "Contract" means any contract, lease, loan agreement, mortgage, security agreement, trust indenture, note, bond, instrument, or other agreement or arrangement (whether written or oral).

     "Debentures" means the Company's senior subordinated debentures due 2005 to be issued to the Purchasers on the date hereof in the aggregate original principal amount of Ten Million Dollars ($10,000,000). Such debentures shall be substantially in the form set forth as Exhibit A.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

     "Escrow Agreement" means that certain Escrow Agreement, dated as of the date hereof, to be entered into by the Camden Representative and the Company, in substantially the form attached hereto as Exhibit B.

     "Exchange Act" means, as of any date, the Securities Exchange Act of 1934, as amended through such date, and the rules and regulations of the Commission promulgated thereunder in effect on such date.

     "Financing Documents" means this Agreement, the Registration Rights Agreement, the Debenture, the Warrant Agreement, the Escrow Agreement, Management Rights Letter, the Stockholders Agreement and each Subsidiary Guaranty Agreement, and each certificate, instrument and agreement delivered in connection with any of the foregoing.

     "GAAP" means, as of any date, United States generally accepted accounting principles, consistently applied, as in effect on such date.

     "Governmental Authority" means (i) any Federal, state or local court or governmental or regulatory agency or authority, (ii) any arbitration board, tribunal or mediator and (iii) any national stock exchange or Commission recognized trading market on which securities issued by the Company or any of the Subsidiaries are listed or quoted.

     "Guaranty Agreement" shall mean each of those certain Guaranty Agreements, dated as of the date hereof, by and among the Purchasers and each of the Subsidiaries, in substantially the form attached hereto as Exhibit C.

     "Indebtedness" means all principal, accrued and unpaid interest and all other obligations arising under the Debentures.

     "Initial Warrants" shall have the meaning set forth in the Warrant
Agreement.

     "Lien" means any mortgage, pledge, lien, security interest, claim, restriction, charge or encumbrance of any kind.

     "Management Rights Letter" means that certain Management Rights Letter, to be dated as of the Closing Date, by and between the Company and each of the Purchasers, substantially in the form attached hereto as Exhibit D.

     "Management Stockholders" means the individuals listed on Schedule A to the Stockholders Agreement, as of the Closing Date.

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

     "Material Adverse Effect" shall mean, with respect to the Company any materially adverse change in or effect on the business, operations, financial condition, or results of operations of the Company and the Subsidiaries, taken as a whole, provided, however, that a Material Adverse Effect shall not include any materially adverse change in or effect on the business or financial condition of the Company resulting from general financial and economic conditions and industry trends.

     "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of indebtedness for borrowed money or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (b) all payments made on any indebtedness for borrowed money which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, (c) all distributions and other payments required to be made to minority interest holders in subsidiaries or joint ventures as a result of such Asset Disposition and (d) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company after such Asset Disposition.

     "Permitted Business" means (a) any business engaged in by the Company or its Subsidiaries on the Closing Date; and (b) any business substantially related to the business of the Company or its Subsidiary on the Closing Date.

     "Person" means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

     "Purchaser Affiliate" means (a) any direct or indirect holder of any equity interests or securities in Purchaser (whether limited or general partners, members, stockholders or otherwise), (b) any Affiliate of Purchaser, (c) any director, officer, employee, representative or agent of (i) Purchaser, (ii) any Affiliate of Purchaser or (iii) any holder of equity interests or securities referred to in clause (a) above or (d) any person who is a "control person" of Purchaser, as defined under Section 15 of the Securities Act or Section 20 of the Exchange Act.

     "Registration Rights Agreement" means the Amended and Restated Registration Rights Agreement, to be dated as of the Closing Date, to be entered into by and between the Company and the parties thereto, in the form attached hereto as Exhibit E.

     "Securities" shall mean, collectively, the Debentures, the Warrants and the Warrant Shares.

     "Securities Act" means, as of any date, the Securities Act of 1933, as amended as of such date, and the rules and regulations of the Commission promulgated thereunder in effect on such date.

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

     "Series A Certificate of Designations" means the Certificate of Designation of the Powers, Preferences and Other Special Rights and Qualifications thereof relating to the Series A Preferred Stock.

     "Series A Preferred Stock" means the Company's 8% Series A Cumulative Convertible Participating Preferred Stock, par value $0.01 per share.

     "Stockholders' Agreement" means the Second Amended and Restated Stockholders' Agreement, to be dated as of the Closing Date, to be entered into by and between the Company and the parties thereto, in the form attached hereto as Exhibit F.

     "subsidiary" means, with respect to any Person (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a subsidiary of such Person, or by such Person and one or more subsidiaries of such Person, (ii) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership and has the power to direct the policies and management of such partnership or
(iii) any other Person (other than a corporation) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (A) at least a majority ownership interest or (B) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

     "Subsidiary" means any direct or indirect subsidiary (as defined above) of the Company.

     "Transactions" means the transactions contemplated by the Financing Documents.

     "Warrant Agreement" means the Warrant Agreement, to be dated as of the Closing Date, to be entered into by and between the Company and the parties thereto, in the form attached hereto as Exhibit G.

     "Warrant Shares" means shares of the Company's Common Stock to be issued upon exercise of the Warrants.

     Section 1.2 Additional Defined Terms.

     As used in this Agreement, the following terms shall have the meanings given thereto in the Sections set forth opposite such terms:

TERM                                                                     SECTION

Additional Subsidiary...............................................Section 5.12
Agreement...............................................................Preamble
Asset Disposition....................................................Section 6.2
Camden II-A.............................................................Preamble
Camden II-B.............................................................Preamble
Claims..............................................................Section 3.18
Closing..............................................................Section 2.2
Closing Date.........................................................Section 2.2
Common Stock......................................................Second Recital

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Company.................................................................Preamble
Company Intellectual Property.......................................Section 3.11
Company Property....................................................Section 3.18
CW Preamble
Employee Plan....................................................Section 3.12(a)
Employees........................................................Section 3.12(a)
Environmental Claims................................................Section 3.18
Environmental Law...................................................Section 3.18
Escrow Agent.........................................................Section 2.1
Escrow Release Date..................................................Section 2.1
Governmental Licenses...............................................Section 3.10
Hazardous Materials.................................................Section 3.18
Immigration Laws.................................................Section 3.12(i)
Indemnified Party.................................................Section 8.1(c)
indemnified person................................................Section 8.1(b)
Indemnifying Party................................................Section 8.1(c)
Intellectual Property...............................................Section 3.11
Issuable Maximum.....................................................Section 6.8
Losses............................................................Section 8.1(b)
Material Contracts..................................................Section 3.15
Notices..............................................................Section 8.3
Offer.............................................................Section 6.2(b)
Permitted Encumbrances...............................................Section 6.5
Permitted Liens.....................................................Section 3.14
Proposed Acquisition.................................................Section 2.1
Purchasers..............................................................Preamble
Release.............................................................Section 3.18
Required Stockholder Approval........................................Section 6.8
SA Preamble
Senior Indebtedness...............................................Section 6.2(d)
Senior Subordinated Indebtedness..........................Section 6.2(a)(iii)(B)
Tax..............................................................Section 3.13(f)
Tax Controversy..................................................Section 3.13(c)
Tax Return.......................................................Section 3.13(f)
URLs................................................................Section 3.11
Warrants..........................................................Second Recital

     Section 1.3 Knowledge. Where any representation or warranty contained in this Agreement is expressly qualified to the knowledge of the Company, knowledge of the Company shall mean the actual knowledge of Zach Lonstein, Robert Wallach, Patricia Digan, William Fischer, John Platt, Robert Graham, Laurence Carpenter and Nicholas Letizia, as well any knowledge or any fact or circumstance that would have or should have come to the attention of any of them in the course of discharging his or her duties in a reasonable and prudent manner consistent with sound business practices.

                                   ARTICLE II

                                SALE AND PURCHASE

     Section 2.1 Agreement to Sell and to Purchase; Purchase Price. On the Closing Date, and upon the terms and subject to the conditions set forth in this Agreement, the Company shall deliver to the escrow agent (the "Escrow Agent") named in the Escrow Agreement in the name of each Purchaser, (A) a Debenture for the aggregate purchase price set forth opposite such Purchaser's name on Schedule A attached hereto and (B) a certificate or certificates for Initial Warrants registered in the name of such Purchaser. Each Purchaser shall deliver to the Escrow Agent the purchase price set forth opposite such Purchaser's name on Schedule A attached hereto. The Escrow Agent shall deliver the (i) (A) Debentures and (B) a certificate or certificates for Initial Warrants registered in the name of such Purchaser to each Purchaser and (ii) the aggregate purchase price to the Company, as set forth more fully in the Escrow Agreement (but in no event before the closing of the acquisition of a target company reasonably acceptable to the Purchasers (the "Proposed Acquisition") upon terms and conditions satisfactory to the Purchasers. The date of the delivery of (A) Debentures and (B) a certificate or certificates for Initial Warrants required in the name of such Purchaser in accordance with the Escrow Agreement shall be referred to as the "Escrow Release Date." If the Proposed Acquisition has not been consummated on terms and conditions satisfactory to the Purchasers within 30 days from the date hereof, the Escrow Agent shall return the aggregate purchase price, plus all accrued interest, to the Purchasers, and shall return the (A) Debentures and (B) a certificate or certificates for Initial Warrants registered in the name of such Purchaser to the Company.

     At the Closing:

          (a) each Purchaser shall deliver:

               (i) against delivery of the (A) Debenture being issued to such Purchaser and (B) a certificate or certificates for Initial Warrants registered in the name of such Purchaser, an amount equal to the aggregate purchase price of such Debenture and Initial Warrants as set forth on Schedule A attached hereto via wire transfer of immediately available funds to such bank account as the Company shall designate not later than two Business Days prior to the Closing Date; and

               (ii) each document, instrument, agreement and certificate referenced in Section 7.1.

          (b) The Company shall deliver to each of the Purchasers:

               (i) against payment of the purchase price therefor as set forth opposite such Purchaser's name on Schedule A attached hereto, (A) a Debenture and (B) a certificate or certificates for Initial Warrants registered in the name of such Purchaser;

               (ii) each document, instrument, agreement and certificate referenced in Section 7.2.

     (c) The Company shall deliver to Purchasers evidence of the payment of all costs and expenses of Purchasers required to be reimbursed by the Company pursuant to Section 8.10 hereof.

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

     Section 2.2 Closing. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the issuance and sale of the Securities hereunder (the "Closing") shall take place on the date of this Agreement or on such other date as may be mutually agreed, at the offices of Wilmer, Cutler & Pickering at 100 Light Street, 13th Floor, Baltimore, Maryland 21202 (the date of the closing is the "Closing Date").

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

     The Company hereby represents and warrants to each Purchaser on the date hereof as follows:

     Section 3.1 Organization and Standing. Each of the Company and the Subsidiaries is duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and as currently proposed to be conducted. Each of the Company and the Subsidiaries is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of its business makes such qualification necessary, except for any such failures to so qualify or be in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has delivered to Purchasers true and complete copies of the Company's Certificate of Incorporation, as amended to date, and by-laws, as in effect on the date hereof and the certificates of incorporation, by-laws or other similar organizational documents of its other Subsidiaries, in each case, as amended through the date hereof.

     Section 3.2 Capital Stock; Warrants.

     (a) As of the date hereof, the authorized Capital Stock of the Company consists solely of (i) 50,000,000 shares of Common Stock, of which 5,342,426 shares are issued and outstanding, 594,990 shares are held in treasury and 5,579,467 are reserved for issuance upon the exercise of outstanding warrants, options and other convertible or exchangeable securities, and (ii) 3,000,000 shares of preferred stock, par value $0.01 per share, of which, 300,000 shares have been designated as Series A Preferred Stock and 157,377 shares are issued or outstanding. Each share of Capital Stock of the Company that will be issued and outstanding immediately following the Closing Date will be duly authorized and validly issued and, to the extent such concepts are applicable, fully paid and nonassessable, and the issuance thereof will not have been subject to any preemptive rights (other than preemptive rights contained in the Series A Certificate of Designations which shall have been waived) or made in violation of any Applicable Law.

     (b) Except as set forth on Schedule 3.2 of the Company Disclosure Schedule, as of the date of this Agreement, there are (i) no outstanding options, warrants, agreements, conversion rights, exchange rights, preemptive rights or other rights (whether contingent or not) to subscribe for, purchase or acquire any issued or unissued shares of Capital Stock of the Company or any Subsidiary, and (ii) no restrictions upon, or Contracts or understandings of the Company or any Subsidiary, or, to the knowledge of the Company, Contracts or understandings of any other Person, with respect to, the voting or transfer of any shares of Capital Stock of the Company or any Subsidiary.

     (c) The Debentures and Warrants have been duly authorized by the Company and, when issued and delivered by the Company in accordance with the terms of this Agreement and the Warrant Agreement will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms except that to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

     (d) The Warrant Shares have been duly and validly authorized and validly reserved for issuance in contemplation of the exercise of the Warrants and, when issued and delivered in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid and non-assessable, and the issuance thereof will not have been subject to any preemptive rights (other than preemptive rights contained in the Series A Certificate of Designations which shall have been waived) or made in violation of Applicable Law.

     Section 3.3 Authorization; Enforceability. The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under each of the Financing Documents, and has taken all corporate action necessary to authorize the execution, delivery and performance by it of each of such Financing Documents and to consummate the Transactions. No other corporate or stockholder proceeding (other than the approval of the stockholders of the Company contemplated by Section 5.7) on the part of the Company is necessary for such authorization, execution, delivery and consummation. The Company has duly executed and delivered this Agreement and the other Financing Documents. Each of the Financing Documents constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     Section 3.4 No Violation; Consents.

     (a) The execution, delivery and performance by the Company of each of the Financing Documents and the consummation by the Company of the Transactions do not and will not contravene any Applicable Law except where any such contravention would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.4 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of each of the Financing Documents and the consummation of the Transactions (i) will not (A) violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which the Company or any Subsidiary is a party or by which the Company or any such Subsidiary is bound or to which any of its assets is subject, or (B) result in the creation or imposition of any Lien upon any of the assets of the Company or any Subsidiary, except for any such violations, breaches, defaults or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or have a material adverse effect on the ability of the Company to perform its obligations under the Financing Documents and (ii) will not conflict with or violate any provision of the Certificate of Incorporation, by-laws or resolutions of the Company or the certificate of incorporation, by-laws or other similar organizational documents of the Subsidiaries.

     (b) No consent, authorization or order of, or filing or registration with, any Governmental Authority or other Person is required to be obtained or made by the Company for the execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, or for the execution, delivery and performance by the Company of the Financing Documents, except where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations under the Financing Documents.

     Section 3.5 Commission Filings; Financial Statements.

     (a) The Company has timely filed all reports, registration statements and other filings, together with any amendments or supplements required to be made with respect thereto, that it has been required to file with the Commission under the Securities Act and the Exchange Act. As of the respective dates of their filing with the Commission, the Commission Filings complied in all material respects with the applicable provisions of the Securities Act and the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the historical consolidated financial statements of the Company (including any related notes or schedules) included in the Commission Filings was prepared in accordance with GAAP (except as may be disclosed therein), and complied in all material respects with the rules and regulations of the Commission. Such financial statements fairly present the consolidated financial position of the Company and the Subsidiaries as of the dates thereof and the consolidated results of operations, cash flows and changes in stockholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments). Except as set forth or reflected in the Commission Filings filed prior to the date hereof, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise).

     Section 3.6 Absence of Certain Changes. Except as disclosed in the Commission Filings filed prior to the date hereof or on Schedule 3.6 of the Company Disclosure Schedule, since September 30, 2001, (i) there has not been any event, occurrence or development of a state of circumstances or facts (or the failure of any of the foregoing to occur) that has had, or would reasonably be expected to have (a) a Material Adverse Effect or (b) a material adverse effect on the ability of the Company to perform its obligations under this Agreement or the Financing Documents; (ii) the business of the Company and the Subsidiaries has been conducted only in the ordinary course; (iii) neither the Company nor any of the Subsidiaries has incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement outside of the ordinary course of business;
(iv) the Company and its Subsidiaries have not increased the compensation of any officer or director or granted any general salary or benefits increase, other than in the ordinary course of business; (v) neither the Company nor any of the Subsidiaries has taken any action referred to in Section 5.1, except as permitted thereby, (vi) there has been no declaration, setting aside or payment of any dividend or distribution with respect to any Capital Stock of the Company; or (vii) there has been no change by the Company or any of the Subsidiaries in accounting principles, practices or methods.

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

     Section 3.7 Private Offering. Assuming the accuracy of the representations of the Purchasers, the offer and sale of the Securities is exempt from the registration and prospectus delivery requirements of the Securities Act. Neither the Company, nor anyone acting on behalf of it, has offered or sold or intends to offer or sell any securities, or has taken or will take any other action (including, without limitation, any offering of any securities of the Company under circumstances that would require, under the Securities Act, the integration of such offering with the offering and sale of the Securities), which would subject the Transactions to the registration provisions of the Securities Act.

     Section 3.8 Provided Information. All financial projections concerning the Company, its Subsidiaries and the Transactions that have been prepared by or on behalf of the Company or any of the Company's authorized representatives and that have been or will be made available to the Purchasers or any of their authorized representatives in connection with the Transactions have been, and at the time made available will be, reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company, the Subsidiaries and the individual business segments thereof.

     Section 3.9 Litigation. Except as disclosed in the Commission Filings or as set forth in Schedule 3.9, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Company any investigation by) any Governmental Authority, pending, or, to the knowledge of the Company, threatened, against or affecting the Company, or any of its Subsidiaries, or any of their properties or rights which would reasonably be expected to have a Material Adverse Effect or would be reasonably likely to prevent or materially delay consummation of the Transactions. There are no such suits, actions, claims, proceedings or investigations pending or, to the knowledge of the Company, threatened, seeking to prevent or challenging the transactions contemplated by this Agreement. Except as disclosed in the Commission Filings filed prior to the date hereof, neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which would have a Material Adverse Effect on the ability of the Company or any Subsidiary to conduct its business as presently conducted or contemplated to be conducted or would be reasonably likely to prevent or materially delay consummation of the Transactions.

     Section 3.10 Permits and Licenses. The Company and the Subsidiaries have obtained all governmental permits, licenses, franchises and authorizations required for the Company and each of the Subsidiaries to conduct its business as currently conducted (collectively, "Governmental Licenses"), except for those of which the failure to obtain would not have a Material Adverse Effect or prevent or materially delay the consummation of the Transactions; the Company and each of the Subsidiaries, except where the failure to so comply would not, singly or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the Transactions, is in compliance with the terms and conditions of all such Governmental Licenses; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not reasonably be expected to (i) have a Material Adverse Effect, or (ii) prevent or materially delay the consummation of the Transactions; and neither the Company nor any of the Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the Transactions. There exists no reason or cause that could justify the variation, suspension, cancellation or termination of any such Governmental Licenses held by the Company or any of the Subsidiaries with respect to the current or contemplated operation of their respective businesses, which variation, suspension, cancellation or termination would reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the Transactions.

     Section 3.11 Intellectual Property, etc. In the operation of its business the Company and all of the Subsidiaries have used, and currently uses, domestic and foreign patents and patent applications, inventions, patent licenses, software licenses, know-how licenses, trade names, trademarks (registered or unregistered), copyrights (registered or unregistered), service marks (registered or unregistered), uniform resource locators ("URLs"), Internet domain names, trade secrets and other confidential and proprietary information (collectively the "Intellectual Property"). Schedule 3.11 of the Company Disclosure Schedule lists all, (i) registered Intellectual Property (and applications for registration thereof) and (ii) licenses which are of material importance to the operation of the business of the Company or any Subsidiary (collectively the "Company Intellectual Property"). Unless otherwise indicated in the Commission Filings or on Schedule 3.11 of the Company Disclosure Schedule, the Company (or the Subsidiary indicated) owns the entire right, title and interest in and to the Company Intellectual Property listed on such Schedule
3.11 of the Company Disclosure Schedule (including, without limitation, the exclusive right to sue and license the same) free and clear of any Liens (and without obligation to pay any royalty or other fee with respect thereto). Each item constituting part of the Company Intellectual Property which is owned by the Company (or the Subsidiary indicated) and listed on Schedule 3.11 of the Company Disclosure Schedule has been, to the extent indicated in Schedule 3.11 of the Company Disclosure Schedule, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entities, domestic or foreign, or a duly accredited and appropriate domain name registrar and such registrations, filings and issuances remain in full force and effect.

     No Company operations (including products or services of the Company or any Subsidiary) now infringe upon any other Person's Intellectual Property rights except as would not reasonably be expected to have a Material Adverse Effect. No Company Intellectual Property set forth on Schedule 3.11 of the Company Disclosure Schedule has been canceled, abandoned, adjudicated invalid, or to Company's knowledge become subject to any outstanding judgment, order, decree, ruling, injunction, writ or consent restricting their use or adversely affecting Company's or any Subsidiary's rights thereto except as would not reasonably be expected to have a Material Adverse Effect; and all maintenance fees and renewal fees (if applicable) in respect thereof have been duly paid. Except as stated in
Schedule 3.11 of the Company Disclosure Schedule, there are no pending or to the knowledge of the Company, threatened proceedings or litigation or other claims adversely affecting the Company Intellectual Property listed on Schedule 3.11 of the Company Disclosure Schedule except as would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, except as indicated on Schedule 3.11 of the Company Disclosure Schedule, no Person is infringing, misappropriating or misusing any of the Company Intellectual Property.

     Section 3.12 Employee Benefit Plans and Employment Matters.

     (a) Schedule 3.12 of the Company Disclosure Schedule sets forth as of the date hereof a true and complete list of each "employee benefit plan" (as defined in Section 3(3) of ERISA) of the Company and its Subsidiaries in which current or former employees, agents, directors, or independent contractors of the Company or its Subsidiaries ("Employees") participate or pursuant to which the Company or any of its Subsidiaries has a liability with respect to Employees (each, an "Employee Plan"). Except as disclosed in the Commission Filings or on
Schedule 3.12 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any commitment to establish any additional Employee Plans or to modify or change materially any existing Employee Plan. The Company has made available to the Purchasers with respect to each Employee Plan: (i) a true and complete copy of all material written documents comprising such Employee Plan (including amendments and individual agreements relating thereto); and (ii) the most recent financial statements, if any.

     (b) Each Employee Plan has been established and maintained in substantial compliance with its terms and the requirements of all Applicable Law, and all contributions required to be made to the Employee Plans have been made in a timely fashion except for any failure to establish and maintain or make contributions to, any Employee Plan, that would not have a Material Adverse Effect, or as disclosed on Schedule 3.12.

     (c) Each Employee Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service, (or has submitted, or is within the remedial amendment period for submitting, an application for a determination letter and is awaiting a response from the Internal Revenue Service) and, to the Company's knowledge, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination letter or opinion letter.

     (d) Neither the Company nor any Subsidiary currently maintains or contributes to, or has at any time within the four-year period ending on the date hereof maintained or contributed to or been obligated to contribute to, any plan, program or arrangement covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA.

     (e) Neither the Company nor any Subsidiary, nor, to the Company's knowledge, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Plan that could reasonably be expected to result in the imposition of a material penalty pursuant to Section 502 of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975 of the Code.

     (f) Except as set forth in the Commission Filings or on Schedule 3.12 of the Company Disclosure Schedule, none of the execution or delivery of the Financing Documents or the consummation of the transactions contemplated hereby or thereby, constitutes an event under any Employee Plan, loan to, or individual agreement or contract with, an Employee that may reasonably be expected to result in any material payment (whether of severance pay or otherwise), restriction or limitation upon the assets of any Employee Plan, acceleration of payment or vesting, increase in benefits or compensation, or required funding, with respect to any Employee, or the forgiveness of any loan or other commitment of any Employees.

     (g) There are no actions, suits, arbitrations, inquiries, investigations or other proceedings (other than routine claims for benefits) pending or, to the

Company's knowledge, threatened, with respect to any Employee Plan, except for any of the foregoing that do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (h) No amounts paid or payable by the Company or any Subsidiary to or with respect to any Employee (including any such amounts that may be payable as a result of the execution and delivery of the Financing Documents or the consummation of the transactions contemplated hereby or thereby) will fail to be deductible for United States federal income tax purposes by reason of Section 280G of the Code, except as would not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect.

     (i) The Company and the Subsidiaries are in compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder (the "Immigration Laws"). With respect to each employee of the Company and the Subsidiaries for whom compliance with the Immigration Laws is required, the Company has supplied, or shall supply prior to the Closing Date, to Purchaser such employee's Form I-9 (Employment Eligibility Verification Form) and all other records, documents or other papers which are retained with the Form I-9 by the employer pursuant to the Immigration Laws. The Company and the Subsidiaries have never been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor have they been warned, fined or otherwise penalized by reason of any such failure to comply with the Immigration Laws, nor is any such proceeding pending or to the Company's knowledge, threatened.

     (j) Except as set forth in the Commission Filings or on Schedule 3.12 of the Company Disclosure Schedule, the Company and the Subsidiaries are in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions and wages and hours.

     Section 3.13 Taxes. Except as set forth on Schedule 3.13 of the Company Disclosure Schedule:

          (a) The Company and each of its Subsidiaries have timely filed or caused to be timely filed all material United States federal, state, county, local and foreign Tax Returns required to be filed by or with respect to them. Such Tax Returns have accurately reflected all material liability for Taxes of the Company and its Subsidiaries for the periods covered thereby. All material Taxes have been paid in full on a timely basis other than Taxes which are being contested in good faith by appropriate proceedings, diligently pursued, and which have been fully reserved on the balance sheet of the Company. The amount of the liability of the Company and each of its Subsidiaries for unpaid Taxes for all periods (or portions thereof) ending on or before September 30, 2001, does not, in the aggregate, materially exceed the amount of the current liability accrual for Taxes (excluding reserves for deferred Taxes) reflected on the Company's September 30, 2001 balance sheet; and all Tax liabilities of the Company and each of its Subsidiaries since such time have been incurred in the ordinary course of business of the Company or the Subsidiaries; and all material Tax liabilities since such time have been set forth on the books and records of the Company or each of its Subsidiaries, as the case may be, and disclosed to the Purchasers prior to the date hereof.

          (b) There are no material Tax assessments or adjustments that have been asserted in writing against the Company or any of its Subsidiaries for any period.

          (c) There are no material audits, examinations, actions, suits, proceedings, investigations, claims or assessments pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries for any alleged deficiency in any Tax (a "Tax Controversy") and neither the Company nor or any of its Subsidiaries has been notified in writing of any proposed Tax Controversy against the Company or any of its Subsidiaries (other than a Tax Controversy set forth on Schedule 3.13 of the Company Disclosure Schedule which is being contested in good faith). Neither the Company nor any of its Subsidiaries have been included in any "consolidated," "unitary" or "combined" Tax Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired. The Company and each of its Subsidiaries has delivered to the Purchasers correct and complete copies of all United States federal income Tax Returns (to the extent filed as of the date hereof or, if not filed, correct and complete copies of extensions thereof), examination reports, statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries, or any other similar correspondence from a taxing authority, relating to taxable years 1997, 1998, 1999 and 2000.

          (d) There are no liens for Taxes on the assets of the Company or any of its Subsidiaries, except for statutory liens for current Taxes not yet due and payable or which (A) have been validly reserved for under GAAP and are being validly contested, and (B) are set forth on Schedule 3.14 (as referred to below).

          (e) There are no Tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any of its Subsidiaries or any predecessor or affiliate thereof and any other party under which the Company, any of its Subsidiaries, or the Purchasers could be liable for material Taxes or other material claims of any third party.

          (f) For purposes of this Agreement, the term "Tax" means any United States federal, state, county or local, or foreign or provincial income, gross receipts, profits, capital gains, capital stock, occupation, severance, stamp, withholding, property, sales, use, license, excise, franchise, employment, payroll, value added, alternative or added minimum, ad valorem or transfer tax, or any other tax, levy, custom, duty or governmental fee or other like assessment or charge of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), together with all estimated taxes, deficiency assessments, additions to tax, interest or penalties imposed by any Governmental Authority, and shall include any liability for such amounts as a result either of being or having been a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity. The term "Tax Return" means a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with any Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

     Section 3.14 Title to Assets. The Company and each of the Subsidiaries has good and valid title to (i) all of its material tangible properties and assets (real and personal), including, without limitation, all the properties and assets reflected in the consolidated balance sheet as of September 30, 2001 except as indicated in the notes thereto and except for properties and assets reflected in the consolidated balance sheet as of September 30, 2001 which have been sold or otherwise disposed of in the ordinary course of business after such date, and (ii) all the tangible properties and assets purchased by the Company and any of its Subsidiaries since September 30, 2001 except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business; in each case subject to no Lien, except for Permitted Liens. "Permitted Liens" means: (i) Liens for Taxes not yet due or payable or which (A) have been validly reserved for under GAAP and are being validly contested, and
(B) are set forth on Schedule 3.14; (ii) Liens reflected in the Commission Filings (including the financial statements included therein); (iii) Liens imposed by applicable law and incurred in the ordinary course of business for obligations not yet due and payable to laborers, materialmen and the like; (iv) zoning and other restrictions, variances, covenants, rights-of-way, encumbrances, easements and or other minor irregularities of title, none of which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the value of any of the real property of the Company, or would impair in any material respect the ability of the Company or the relevant Subsidiary to sell such property for its current use; (v) with respect to items of personal property, unperfected purchase money security interests existing in the ordinary course of business without the execution of a security agreement and (vi) other Liens which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     Section 3.15 Contracts. Schedule 3.15 of the Company Disclosure Schedule sets forth the following oral or written contracts and other agreements to which the Company or any of the Subsidiaries is a party:

          (a) any agreement (or group of related agreements, with the same third party or any of its Affiliates) for the lease of personal property providing for lease payments in excess of One Hundred Thousand Dollars ($100,000) per annum;

          (b) any agreement (or group of related agreements) for the purchase or sale of supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which involve consideration in excess of Fifty Thousand Dollars ($50,000) for any one such agreement (or Two Hundred Fifty Thousand Dollars ($250,000) for any group of related agreements) per annum; provided, however, that this clause
     (b) shall not include any employment agreement included pursuant to clause
     (e) below or excluded from clause (e) below by virtue of the monetary threshold set forth therein;

          (c) any agreement concerning a partnership or joint venture;

          (d) any agreement (or group of related agreements, with the same third party or any of its Affiliates) under which the Company or any of the Subsidiaries has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of Fifty Thousand Dollars ($50,000) per annum or under which it has imposed a Lien on any of its material assets, tangible or intangible;

          (e) any agreement with an employee of the Company or any of the Subsidiaries, providing for a base salary per annum in excess of One Hundred Thousand Dollars ($100,000);

          (f) any other agreement (or group of related agreements with the same third party) the performance of which involves consideration or obligations valued in excess of Fifty Thousand Dollars ($50,000) per annum; provided, however, that this clause (f) shall not include any employment agreement excluded from clause (e) above by virtue of the monetary threshold set forth therein;

          (g) any agreement (or group of related agreements with the same third party or any of its Affiliates) in respect of any loan or advance to, or investment in, any other Person, or any commitment to make any of the foregoing, by the Company or any of the Subsidiaries in an amount in excess of Fifty Thousand Dollars ($50,000) excluding (i) loans (along with accrued and unpaid interest) among the Company and its wholly-owned Subsidiaries and (ii) among the Company and Zach Lonstein and Robert Wallach;

          (h) any agreement, indenture or other instrument which contains restrictions on the Company's or the Subsidiaries' ability to pay dividends or otherwise make distributions with respect to their Capital Stock;

          (i) any agreement, contract or commitment limiting the ability of the Company or any Subsidiary to compete with any Person or engage in any line of business;

          (j) any agreement, contract or commitment with any Affiliate (other than a wholly-owned Subsidiary) of the Company; and

          (k) any other material agreement, contract or commitment not entered into in the ordinary course of business.

     The foregoing are referred to hereafter as the "Material Contracts". With respect to the Material Contracts, except as set forth in Schedule 3.15 of the Company Disclosure Schedule or would not reasonably be expected to have a Material Adverse Effect (i) all are in full force and effect; (ii) neither the Company nor any of the Subsidiaries and, to the Company's knowledge, no other party thereto, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under any such Material Contract;
(iii) neither the Company nor any of the Subsidiaries has assigned any of its rights or obligations under any of the Material Contracts; and (iv) neither the Company nor any of the Subsidiaries has received any outstanding notice of cancellation or termination in connection with any of them.

     Section 3.16 Insurance. The Company and the Subsidiaries have obtained and maintained in full force and effect insurance (including director's and officer's liability insurance) with insurance companies or associations in such amounts, on such terms and covering such risks as disclosed in Schedule 3.16 of the Company Disclosure Schedule.

     Section 3.17 Investment Company. None of the Company or the Subsidiaries are an "investment company" or "promoter" or "principal underwriter" for an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

     Section 3.18 Environmental Laws and Regulations. Except as set forth in the Commission Filings or on Schedule 3.18 of the Company Disclosure Schedule, (a) Hazardous Materials have not at any time been generated, use, treated or stored on, or transported to or from, any Company Property or, to the knowledge of the

Company, any property adjoining or adjacent to any Company Property, (b) Hazardous Materials have not at any time been released or disposed of on any Company Property or, to the knowledge of the Company, any property adjoining or adjacent to any Company Property, (c) the Company and each of the Subsidiaries is in compliance in all material respects with all Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Company Property, (d) there are no past, pending or threatened material Environmental Claims against the Company or any of the Subsidiaries or any Company Property, (e) there are no facts or circumstances, conditions or occurrences regarding any Company Property or, to the knowledge of the Company, any property adjoining or adjacent to any Company Property, that could reasonably be anticipated (A) to form the basis of a material Environmental Claim against the Company or any of the Subsidiaries or any Company Property or
(B) to cause such Company Property to be subject to any material restrictions on its ownership, occupancy, use or transferability under any Environmental Law, and (f) there are not now and never have been any underground storage tanks located on any Company Property or, to the knowledge of the Company, on any property adjoining or adjacent to any Company Property.

     For purposes of this Agreement, the following terms shall have the following meanings: (A) "Company Property" means any real property and improvements owned or leased by the Company or any of the Subsidiaries; (B) "Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas;
(ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law; and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority; (C) "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law in effect and in each case as amended as of the date hereof and Closing Date, and any judicial or administrative interpretation thereof applicable to the Company or its operations or property as of the date hereof and Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Sections 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq.; the Clean Air Act, 42 U.S.C. Sections7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Sections 3808 et seq.; (D) "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law (for purposes of this subclause (E), "Claims", including without limitation (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment; and (F) "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying or seeping into or upon any land or water or air, or otherwise entering into the environment.

     Section 3.19 Brokers and Finders. No agent, broker, Person or firm acting on behalf of the Company is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the Transactions.

     Section 3.20 Subsidiaries. The company has no subsidiaries except for those set forth on Schedule 3.20, and each such subsidiary has entered into a Guaranty Agreement.

     Section 3.21 Solvency. As of the date hereof and after giving effect to the transactions contemplated by this Agreement: (i) the property of the Company, at a fair valuation, will exceed its debt; (ii) the capital of the Company will not be unreasonably small to conduct its business; and (iii) the Company will not have incurred debts, or have intended to incur debts, beyond its ability to pay such debts as they mature.

     Section 3.22 US Real Property Holding Corporation. The Company is not now and has not been at any time for a five (5) year period ending on the Closing Date a "United States real property holding corporation," as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the Regulations promulgated by the Internal Revenue Service.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                OF EACH PURCHASER

     Each Purchaser hereby severally, and not jointly, represents and warrants to the Company, as to itself and as to no other person, as of the date hereof and as of the Closing Date as follows:

     Section 4.1 Organization; Authorization; Enforceability. Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite partnership power and authority to own its properties and assets and to carry on its business as it is now being conducted and as currently proposed to be conducted. Such Purchaser has the power to execute, deliver and perform its obligations under each of the Financing Documents to which it is a party and has taken all partnership action necessary to authorize the execution, delivery and performance by it of such Financing Documents and to consummate the transactions contemplated hereby and thereby. No other proceedings on the part of such Purchaser are necessary for such authorization, execution, delivery and consummation. Such Purchaser has duly executed and delivered this Agreement and each of the other Financing Documents to be executed and delivered. This Agreement constitutes, and each of the other Financing Documents to which such Purchaser is a party, when executed and delivered by such Purchaser, will constitute, a legal, valid and binding obligation of such Purchaser, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

     Section 4.2 Private Placement.

     (a) Such Purchaser understands that (i) the offering and sale of the Securities in the Transactions by the Company is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof and (ii) there is no existing public or other market for the Securities.

     (b) Such Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities and is capable of bearing the economic risks of such investment.

     (c) Such Purchaser is acquiring the Securities to be acquired hereunder (and will acquire the Warrant Shares) for its own account, for investment and not with a view to the public resale or distribution thereof, in violation of any securities law.

     (d) Such Purchaser understands that the Securities will be issued in a transaction exempt from the registration or qualification requirements of the Securities Act and applicable state securities laws, and that such securities must be held indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act and such laws or is exempt from such registration or qualification.

     (e) Such Purchaser (A) has been furnished with or has had full access to all of the information that it considers necessary or appropriate to make an informed investment decision with respect to the Securities and that it has requested from the Company, (B) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access and (C) can bear the economic risk of (x) an investment in the Securities indefinitely and (y) a total loss in respect of such investment, has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Securities and to protect its own interest in connection with such investment; it being understood that nothing set forth in this Section 4.2(e) shall affect the representations, warranties or other obligations of the Company, or the rights and remedies of such Purchaser, under this Agreement in any way whatsoever.

     Section 4.3 No Violation; Consents.

     (a) The execution, delivery and performance by such Purchaser of each of the Financing Documents to which it is a party and the consummation of the Transactions do not and will not contravene any Applicable Law. The execution, delivery and performance by such Purchaser of each of the Financing Documents to which it is a party and the consummation of the Transactions contemplated therein (i) will not violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which such Purchaser is party or by which such Purchaser is bound or to which any of its assets is subject, except for any such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations under this Agreement, and (ii) will not conflict with or violate any provision of the partnership agreement or certificate of limited partnership of such Purchaser.

     (b) No consent, authorization or order of, or filing or registration with, any Governmental Authority or other Person is required to be obtained or made by such Purchaser for the execution, delivery and performance of any of the Financing Documents to which it is a party or the consummation of any of the transactions contemplated therein, except where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations under this Agreement.

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

     Section 5.1 Maintain Existence. The Company agrees that, except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or the other Financing Documents or otherwise consented to or approved in writing by Purchasers, so long as any Indebtedness under the Debentures remains outstanding the Company shall, and shall cause its Subsidiaries to use reasonable best efforts to take all appropriate actions to preserve and keep in full force and effect the existence of the Company as a corporation and maintain the right to do business in all jurisdictions necessary for the conduct of business in the ordinary course.

     Section 5.2 Access to Books and Records. So long as any Indebtedness under the Debentures remains outstanding the Company shall, and shall cause its Subsidiaries to, afford to Purchasers and Purchasers' accountants, counsel and representatives reasonable access on reasonable notice of during normal business hours to all its properties, books and records (including, but not limited to, Tax Returns).

     Section 5.3 Reservation of Shares. The Company shall:

          (i) cause to be authorized and reserve and keep available at all times during which any of the Warrants remain outstanding, free from preemptive rights, out of its treasury stock or authorized but unissued shares of Capital Stock, or both, solely for the purpose of effecting the exercise of the Warrants pursuant to the terms of the Warrant Agreement, as the case may be, sufficient shares of Common Stock to provide for the issuance of the maximum number of shares issuable upon exercise of the Warrants;

          (ii) issue and cause the transfer agent to deliver such shares of Common Stock as required upon exercise of the Warrants, and take all actions necessary to ensure that all such shares will, when issued and paid for pursuant to the exercise of the Warrants, be duly and validly issued, fully paid and nonassessable; and

          (iii) if any shares of Common Stock reserved for the purpose of issuance upon exercise of the Warrants require registration with or approval of any Governmental Authority under any Applicable Law before such shares may be validly issued or delivered, secure such registration or approval, as the case may be, and maintain such registration or approval in effect so long as so required.

     Section 5.4 Use of Proceeds. The Company shall use the proceeds from the Transactions to finance the Proposed Acquisition on terms and conditions reasonably acceptable to the Purchasers and the remainder of such proceeds, if any, for general corporate purposes.

     Section 5.5 Periodic Information. So long as any Indebtedness is outstanding under the Debentures, the Company shall file all reports, if any, required to be filed by the Company under Section 13 or 15(d) of the Exchange Act and shall provide the holders of the Warrant Shares and prospective purchasers of such shares with the information specified in Rule 144A(d) under the Securities Act.

     Section 5.6 Legends. So long as applicable, each certificate representing any Warrant or any portion of the Warrant Shares shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AGAINST TRANSFER SET FORTH IN A SECOND AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT (THE "STOCKHOLDERS' AGREEMENT") DATED AS OF FEBRUARY 1, 2002, AS MAY BE AMENDED FROM TIME TO TIME. A COPY OF SUCH STOCKHOLDERS AGREEMENT HAS BEEN FILED IN THE OFFICE OF THE COMPANY LOCATED AT 2 CHRISTIE HEIGHTS STREET, LEONIA, NEW JERSEY 07605, WHERE THE SAME MAY BE INSPECTED DAILY DURING BUSINESS HOURS.

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OTHER THAN PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THAT CERTAIN WARRANT AGREEMENT (THE "WARRANT AGREEMENT") DATED AS OF FEBRUARY 1, 2002. PURSUANT TO SECTION 2 OF THE WARRANT AGREEMENT THE NUMBER OF SHARES MAY BE SUBJECT TO REDUCTION FOR WHICH THIS WARRANT MAY BE EXERCISED AS PROVIDED THEREIN. A COPY OF SUCH WARRANT AGREEMENT HAS BEEN FILED IN THE OFFICE OF THE COMPANY LOCATED AT 2 CHRISTIE HEIGHTS STREET, LEONIA, NEW JERSEY 07605, WHERE THE SAME MAY BE INSPECTED DAILY DURING BUSINESS HOURS."

After the above requirement for a legend is no longer applicable because the Warrant Shares are freely transferable under the Securities Act, the Company shall remove such legend upon request from a holder of such Warrant Shares, if outside counsel for such holder reasonably determines that the transfer of such Warrant Shares is no longer restricted by the Securities Act and outside counsel for the Company reasonably concurs in such determination.

     Section 5.7 Stockholders' Approval; Proxy Statement. On or before the date of the Company's next annual meeting of its stockholders, the Company, acting through its Board of Directors, shall, in accordance with Applicable Law use reasonable efforts to, take all such action as is necessary or appropriate to submit to the stockholders of the Company at the Company Stockholders' Meeting a resolution approving the issuance of the Securities and the other Transactions. The Company agrees that it shall use its reasonable best efforts to solicit from its stockholders proxies, and shall take all other action necessary and advisable, to secure the vote of its stockholders required by Applicable Law to obtain the approval of this Agreement and will include in the Proxy Statement supplement described below the recommendation of its Board of Directors that holders of Common Stock approve and adopt the resolutions authorizing the issuance of the Securities and the Transactions. For the avoidance of doubt, it is intended that this provision is intended to satisfy the stockholder vote requirement set forth in NASDAQ Rule 4350(i).

     Section 5.8 No Default Certificates. So long as any Indebtedness is outstanding under the Debentures, within 45 days of the end of each quarter for the first three quarters and 90 days after year end of each year, the Company shall deliver a certificate of an officer of the Company stating that no default has occurred or is occurring under any of the Financing Documents.

     Section 5.9 Material Litigation. So long as any Indebtedness is outstanding under the Debentures, the Company shall within thirty (30) days of the filing of the same provide the Purchasers with prompt written notice of, and upon the request of the Purchasers, copies of all pleadings related to, any material lawsuits filed by or against the Company or any of the Subsidiaries.

     Section 5.10 Default Notice. So long as any Indebtedness is outstanding under the Debentures, the Company will provide the Purchasers written notice of, and upon the request of the Purchaser, copies of any notification received of any defaults on, any material loans or leases to which the Company or any Subsidiary is a party within ten (10) days of the receipt thereof.

     Section 5.11 Insurance. So long as any Indebtedness is outstanding under the Debentures, the Company will (and will cause its Subsidiaries to) maintain liability, hazard and business interruption insurance in form, amounts, coverages and basis determined by the Board of Directors to be adequate to protect the assets and business of the Company and its Subsidiaries.

     Section 5.12 Additional Subsidiaries. Upon the Company creating or acquiring any subsidiary after the date hereof (including as a result of the Proposed Acquisition (each such subsidiary referred to herein as an "Additional Subsidiary"), the Company shall cause each such subsidiary to promptly execute and deliver the Guaranty Agreement, all such agreements, guarantees, documents and certificates as the Purchasers may reasonably request and do such other acts and things as the Purchasers may reasonably request in order to have such Additional Subsidiary guarantee the Indebtedness.

     Section 5.13 US Real Property Interest Statement. The Company shall provide prompt written notice to each Purchaser following any "determination date" (as defined in Treasury Regulation Section 1.897-2(c)(1)) on which the Company becomes a United States real property holding corporation. In addition, upon a written request by any Purchaser, the Company shall provide such Purchaser with a written statement informing the Purchaser whether such Purchaser's interest in the Company constitutes a U.S. real property interest. The Company's determination shall comply with the requirements of Treasury Regulation Section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2) or any successor regulation, that such statement has been made. The Company's written statement to any Purchaser shall be delivered to such Purchaser within ten (10) days of such Purchaser's written request therefor.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

     Section 6.1 Transactions with Related Parties. So long as any Indebtedness remains outstanding under the Debentures, the Company will not, and will cause its Subsidiaries not to, enter into any transaction with any current director, officer or Affiliate of the Company or any of the Subsidiaries, except for (i) Contracts that are determined by a majority of the disinterested members of the Board of Directors to be at arm's length on terms no less favorable to the Company or such Subsidiary as those that could be obtained from any unaffiliated third party; and (ii) the existing loans made by the Company to Zach Lonstein and Robert B. Wallach plus interest accruing thereon.

     Section 6.2 Dissipation of Assets. (a) So long as any Indebtedness remains outstanding under the Debentures, the Company shall not, and shall cause its Subsidiaries not to, transfer, pledge, or otherwise encumber in any manner (other than granting non-exclusive licenses and sublicenses of software in the ordinary course of business and consistent with past practice) any assets (an "Asset Disposition") unless such assets are obsolete or no longer needed; provided that the Company may make other Asset Dispositions if:

          (i) the Company receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value as determined in the good faith judgment of the Board of Directors of the shares and assets subject to such Asset Disposition,

          (ii) at least 75% of the consideration thereof received by the Company is in the form of cash or Cash Equivalents, and

          (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company:

               (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness of the Company), to prepay, repay, redeem or purchase the Indebtedness of the Company pursuant to any senior credit facility or other Senior Indebtedness) or to reinvest in

          Additional Assets, in each case, within 180 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

               (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to make an Offer (as defined in Section 6.2(b)) to purchase Debentures pursuant to and subject to the conditions of Section 6.2(b); provided, however, that if the Company elects (or is required by the terms of any other Indebtedness of the Company or any of its Subsidiaries that specifically provides that such Indebtedness is to rank pari passu with the Debentures in rights of payment and which is not by its terms subordinated to any Indebtedness of the Company or any of its Subsidiaries which is not Senior Indebtedness (as such term is defined below) (such other Indebtedness, together with the Debentures, the "Senior Subordinated Indebtedness"), such Offer may be made ratably to purchase the Debentures and such other Senior Subordinated Indebtedness of the Company; and

               (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), for any general corporate purpose permitted by the terms of this Agreement;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness of the Company pursuant to clause (A) or (B) above, the Company shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchase.

     Notwithstanding the foregoing provisions of this Section 6.2, the Company shall not be required to apply any Net Available Cash in accordance with this
Section 6.2 except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this Section 6.2 exceeds $250,000.

     For the purposes of this Section 6.2, securities received by the Company from the transferee that are promptly converted by the Company into cash shall be deemed to be cash consideration.

     (b) In the event of an Asset Disposition that requires the purchase of Debentures (and other Senior Subordinated Indebtedness) pursuant to Section 6.2(a)(iii)(B), the Company will be required to purchase Debentures tendered pursuant to an offer by the Company for the Debentures (and other Senior Subordinated Indebtedness) (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest thereon, if any, to the date of purchase (subject to the right of holders of record on the relevant date to receive interest due on the relevant interest payment date) in accordance with the procedures (including pro-rating in the event of over subscription), set forth in the Financing Documents. If the aggregate purchase price of Debentures (and other Senior Subordinated Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Debentures (and other Senior Subordinated Indebtedness), the Company shall apply the remaining Net Available Cash in accordance with Section 6.2(a)(iii)(C). The Company will not be required to make an Offer for Debentures (and other Senior Subordinated Indebtedness) pursuant to this Section 6.2 if the Net Available Cash available therefor (after application of the proceeds as provided in Section 6.2(a)(iii)(A)) is less than $250,000 for any particular Asset Disposition (which lesser amount shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). The Offer shall be in the form of a written notice delivered to the holders of the Debentures (and other Senior Subordinated Indebtedness). Such notice shall state the total amount of Net Available Cash available for distribution pursuant to this Section 6.2 and shall allow the holders of the Debentures (and other Senior Subordinated Indebtedness) twenty
(20) Business Days to either accept or reject such Offer, provided, however, that the rejection of any Offer does not act as a waiver to the right to future distributions of Net Available Cash in accordance with this Section 6.2.

     (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Debentures (and other Senior Subordinated Indebtedness) pursuant to this Section 6.2. To the extent that the provisions of any securities laws or regulations conflict with this Section 6.2, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section by virtue thereof.

     (d) As used herein "Senior Indebtedness" with respect to the payor of indebtedness or any of its subsidiaries shall mean the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any of its Subsidiaries, regardless of whether a claim for post filing interest is incurred in such proceedings) any Permitted Encumbrance (other than the Debentures, including any additional Debentures issued by the Company to the Purchasers as a payment-in-kind interest payment).


     Section 6.3 No Dividends. So long as any Indebtedness remains outstanding under the Debentures, the Company shall not, and shall cause its Subsidiaries not to:

          (a) declare or pay any dividend or distribution (whether in cash, stock or property) in respect of its Capital Stock (other than dividends payable with respect to any stock splits and similar recapitalizations that affect all stockholders equally, the payment of dividends to any Subsidiary, or to the Company and dividends paid in kind to preferred stockholders); and

          (b) repurchase or redeem any of its Capital Stock or the capital stock of any Subsidiary or any equity interest in the Company or any Subsidiary (except pursuant to equity incentive agreements or arrangements with service providers upon termination of their services to the Company or pursuant to agreements entered into to evidence grants or awards or other compensation under any equity incentive plan).

     Section 6.4 No Subsidiaries. So long as any Indebtedness remains outstanding under the Debentures, the Company will not, and will cause its Subsidiaries not to, establish any subsidiaries unless the subsidiary becomes a co-borrower or guarantor of the Debentures and the Indebtedness of such subsidiary, when incurred, would constitute a Permitted Encumbrance as such term is defined in Section 6.5 below if incurred by the Company. The Company shall not permit any Subsidiary to consolidate or merge into or with or sell or transfer all or substantially all its assets, except (i) that any Subsidiary may merge into or sell or transfer assets to the Company or any other Subsidiary or
(ii) in compliance with Section 6.2. The Company shall not sell or otherwise transfer any shares of capital stock of any Subsidiary or permit any Subsidiary to issue, sell or otherwise transfer any shares of its capital stock or the capital stock of any Subsidiary, except, in each case, (i) to the Company or any other Subsidiary or (ii) in compliance with Section 6.2. The Company will cause each Subsidiary to comply with the covenants in Article V and this Article VI and the protective provisions of the Financing Documents as if such covenants and protective provisions applied directly to such Subsidiary.

     Section 6.5 Additional Indebtedness. So long as any Indebtedness remains outstanding under the Debentures, the Company will not, and will cause its Subsidiaries not to, incur any additional indebtedness or other liabilities for borrowed money, or create or incur any contingent liability or act as guarantor for any such indebtedness or other liabilities for borrowed money other than (i) the Debentures (including any additional Debentures issued by the Company to the Purchasers as a payment-in-kind interest payment); (ii) up to $10 million in asset-based or receivable-based financing, which may, in each case be secured by such assets or receivables; (iii) all leases of equipment used by the Company in conducting its business in the ordinary course; (iv) indebtedness for money borrowed of the Company owed to and held by any subsidiary of the Company or any indebtedness for money borrowed of a subsidiary of the Company owed to and held by the Company; (v) indebtedness for borrowed money that the Company issues, assumes, guarantees, incurs or otherwise becomes liable for to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any indebtedness for borrowed money existing as of the Closing Date and disclosed on Schedule 6.5 or incurred in connection with the Financing Documents; (vi) indebtedness for money borrowed in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by the Company in the ordinary course of business; and (vii) obligations owed pursuant to operating leases entered into in the ordinary course of business (collectively, the "Permitted Encumbrances").

     Section 6.6 Nature of Business. So long as any Indebtedness remains outstanding under the Debentures, the Company shall not, and shall cause its Subsidiaries to not, change the nature of its business operations or its form of entity in a manner that imposes unlimited liability on the equity holders of the Company.

     Section 6.7 No Encumbrances. So long as any Indebtedness remains outstanding under the Debentures, the Company shall not and shall cause its Subsidiaries to not, permit to exist against any of its material assets any encumbrances, except for liens securing Permitted Encumbrances.

   Section 6.8 Issuance of Warrants. So long as the Common Stock of the Company is listed for trading on the NASDAQ or the Nasdaq SmallCap Market and the Company has not obtained the Required Stockholder Approval (as defined below), then the Company may not issue warrants exercisable for more than 1,066,705 shares of Common Stock (which equals 19.999% of the number of shares of Common Stock outstanding on the trading day immediately preceding the date hereof (the "Issuable Maximum")) . In the event that the Company issues warrants exercisable into shares of Common Stock in excess of the Issuable Maximum, the Company shall use its reasonable best efforts to obtain the Required Stockholder Approval thereafter. "Required Stockholder Approval" shall mean the vote of the Company's stockholders as required by the rules and regulations of NASDAQ (or any successor entity) applicable to approve the issuance of warrants exercisable into shares of Common Stock in excess of the Issuable Maximum.

                                  ARTICLE VII

                         CONDITIONS PRECEDENT TO CLOSING

     Section 7.1 Conditions to the Company's Obligations. The obligations of the Company with respect to each Purchaser required to be performed on the Closing Date shall be subject to the satisfaction or waiver in writing, at or prior to the Closing, of the following conditions:

          (a) The representations and warranties of such Purchaser contained in this Agreement which are qualified by any "materiality", "material adverse effect" or any similar qualifier shall be true and correct in all respects and the representations and warranties of such Purchaser which are not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date except for representations and warranties made as of a specific date which shall be true and correct, or true and correct in all material respects, as the case may be, as of such date.

          (b) Such Purchaser shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by such Purchaser at or prior to the Closing Date.

          (c) No provision of any Applicable Law shall be in effect which has the effect of making the Transactions illegal or shall otherwise restrain or prohibit the consummation of the Transactions.

          (d) The Purchasers shall have executed and delivered the Registration Rights Agreement.

          (e) The Purchasers shall have executed and delivered the Stockholders Agreement.

          (f) The Company shall have received the purchase price payable in respect of each Debenture purchased by such Purchaser.

          (g) The Purchasers shall have executed and delivered the Escrow Agreement.

     Section 7.2 Conditions to Purchaser's Obligations. The obligations of each Purchaser required to be performed on the Closing Date shall be subject to the satisfaction or waiver in writing, at or prior to the Closing, of the following conditions:

          (a) The representations and warranties of the Company contained in this Agreement which are qualified by any "materiality", "material adverse effect" or any similar qualifier shall be true and correct in all respects and the representations and warranties of the Company which are not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date except for representations and warranties made as of a specific date which shall be true and correct, or true and correct in all material respects, as the case may be, as of such date.

          (b) The Company shall have performed in all material respects all of its obligations, agreements and covenants contained in this Agreement to be performed and complied with at or prior to the Closing Date.

          (c) No provision of any Applicable Law shall be in effect which has the effect of making the Transactions illegal or shall otherwise restrain or prohibit the consummation of the Transactions.

          (d) The Company shall have delivered to Purchaser a certificate executed by it or on its behalf by duly authorized representative, dated the Closing Date, to the effect that each of the conditions specified in paragraph (a), (b), (c), (f), (j), and (k) of this Section 7.2 has been satisfied.

          (e) The Company, DB Capital Partners, Sandler Capital Partners and Zach Lonstein shall have executed and delivered the Registration Rights Agreement.

          (f) The Company shall have executed and delivered the Warrant Agreement and the Initial Warrants shall have been delivered to the Escrow Agent pursuant to the terms of the Escrow Agreement.

          (g) The Company, DB Capital Partners, Sandler Capital Partners and the Management Stockholders shall have executed and delivered the Stockholders' Agreement.

          (h) Each Subsidiary shall have executed and delivered a Guaranty Agreement.

          (i) Purchasers shall have received an opinion of counsel to the Company, dated the Closing Date, and addressed to Purchasers, in form and substance reasonably acceptable to Purchasers.

          (j) The Company shall have executed and delivered the Debentures and the Debentures shall have been delivered to the Escrow Agent pursuant to the terms of the Escrow Agreement.

          (k) there shall not have occurred any event, circumstance, condition, fact, effect or other matter which has had or would reasonably be expected to have a material adverse effect (x) on the business, operations, results of operations or financial conditions of the Company or (y) on the ability of the Company to perform on a timely basis any material obligation under this Agreement or to consummate the Transactions contemplated hereby.

          (l) a certificate of the secretary of the Company setting forth (A) a copy of the Certificate of Incorporation of the Company and all amendments thereto as in effect on the date hereof and on the Closing Date all certified by the Secretary of State of the State of Delaware, (B) a copy of the by-laws of the Company, as in effect on the date hereof and on the Closing Date, (C) copies of all resolutions of the Company authorizing the Transactions; and (D) an incumbency certificate setting forth the name, title and authorized signature of each officer of the Company who will execute documents in connection with the transaction contemplated hereby.

          (m) The Company shall have executed and delivered the Management Rights Letter.

          (n) The Company shall have executed and delivered the Escrow
     Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     Section 8.1 Survival; Indemnification.

     (a) All representations, warranties and covenants contained in this Agreement or in any certificate delivered in connection with the Closing shall survive the Closing for 12 months (except (i) covenants that are required to be performed after the Closing Date and the representations contained in Sections 3.1, 3.2, 3.3 and 3.4, which shall survive indefinitely and (ii) representations and warranties contained in Section 3.13 (Taxes), which shall survive for the applicable statute of limitation, including extensions thereof). Notwithstanding the foregoing, with respect to claims asserted pursuant to this Section 8.1 before the expiration of the applicable representation or warranty, such claims shall survive until the date they are finally adjudicated or otherwise resolved. The Covenants in Articles V and VI shall terminate upon repayment in full of all Indebtedness.

     (b) (i) The Company agrees to indemnify and hold harmless Purchaser, each Purchaser Affiliate and each of their respective representatives, heirs, successors and assigns (each an "indemnified person") on an after-tax basis, from and against (and to reimburse each indemnified person as the same are incurred) any and all losses claims, damages, liabilities, costs and expenses (collectively, "Losses") to which any indemnified person may become subject or which any indemnified person may incur based upon, arising out of, or in connection with (i) a breach of any representation or warranty of this Agreement by the Company, or (ii) any breach of any covenant or agreement contained herein or in the Financing Documents by the Company, or (iii) any claim, litigation, investigation or proceeding brought by or on behalf of any Person other than the Company relating to the Transactions, and to reimburse each indemnified person upon demand for any reasonable legal or other reasonable out of pocket expenses incurred in connection with investigating or defending any of the foregoing, provided (A) the Company shall have no obligation to indemnify any indemnified person for any Loss resulting from any breach of any representation or warranty hereunder (other than representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, or 3.13 which shall be indemnified from the first dollar of Loss) unless and until the aggregate amount of all such Losses exceeds $150,000 (and then only to the extent of such excess) and (B) the maximum amount indemnifiable to indemnified persons for breaches of the representations or warranties contained in this Agreement shall not exceed $10,000,000.

     (ii) Each Purchaser severally, and not jointly, agrees to indemnify and hold harmless the Company, each Company Affiliate and each of their respective representatives, heirs, successors and assigns (each an "indemnified person") on an after-tax basis, from and against (and to reimburse each indemnified person as the same are incurred) any Losses to which any indemnified person may become subject or which any indemnified person may incur based upon, arising out of, or in connection with a breach of any representation or warranty of this Agreement by such Purchaser and to reimburse each indemnified person upon demand for any reasonable legal or other reasonable out of pocket expenses incurred in connection with investigating or defending any of the foregoing, provided (A) Purchaser shall have no obligation to indemnify any indemnified person for any Loss resulting from any breach of any representation or warranty hereunder (other than representations and warranties contained in Sections 4.1 or 4.3 which shall be indemnified from the first dollar of Loss) unless and until the aggregate amount of all such Losses exceeds $150,000 (and then only to the extent of such excess) and (B) the maximum amount indemnifiable to indemnified persons for breaches of the representations or warranties contained in this Agreement shall not exceed the aggregate amount of the purchase price set forth opposite such Purchaser's name on Schedule A attached hereto.

     (c) If a Person entitled to indemnity hereunder (an "Indemnified Party") asserts that another party hereto (the "Indemnifying Party") has become obligated to the Indemnified Party pursuant to Section 8.1(b), or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to the Indemnified Party hereunder, the Indemnified Party shall notify the Indemnifying Party promptly and shall cooperate with the Indemnifying Party, at the Indemnifying Party's expense, to the extent reasonably necessary for the resolution of such claim or in the defense of such suit, action or proceedings, including making available any information, documents and things in the possession of the Indemnified Party. Notwithstanding the foregoing notice requirement, the right to indemnification hereunder shall not be affected by any failure to give, or delay in giving, notice unless, and only to the extent that, the rights and remedies of the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure or delay.

     (d) In fulfilling its obligations under this Section 8.1, the Indemnifying Party shall have the right to investigate, defend, settle or otherwise handle, with the aforesaid cooperation, any claim, suit, action or proceeding brought by a third party in such manner as the Indemnifying Party may in its sole discretion reasonably deem appropriate; provided, that (i) counsel retained by the Indemnifying Party is reasonably satisfactory to the Indemnified Party and
(ii) the Indemnifying Party will not consent to any settlement or entry of judgment imposing any obligations on any other party hereto other than financial obligations for which such party will be indemnified hereunder, unless such party has consented in writing to such settlement or judgment (which consent may be given or withheld in its sole discretion) and (iii) the Indemnifying Party will not consent to any settlement or entry of judgment unless, in connection therewith, the Indemnifying Party obtains a full and unconditional release of the Indemnified Party from all liability with respect to such suit, action, investigation claim or proceeding. Notwithstanding the Indemnifying Party's election to assume the defense or investigation of such claim, action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense or investigation of such claim, action or proceeding, which participation shall be at the expense of the Indemnifying Party, if (i) on the advice of counsel to the Indemnified Party use of counsel of the Indemnifying Party's choice could be expected to give rise to a material conflict of interest, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding, or (iii) if the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense.

     (e) The Company and the Purchasers agree that any payment of Losses made hereunder will be treated by the parties on their tax returns as an adjustment to the Purchase Price. If, notwithstanding such treatment by the parties, a final determination with respect to the Indemnified Party or any of its affiliates causes any such payment not to be treated as an adjustment to Purchase Price, then the Indemnifying Party shall indemnify the Indemnified Party for any taxes payable by the Indemnified Party or any subsidiary by reason of the receipt of such payment (including any payments under this 8.1(e)), determined at an assumed marginal tax rate equal to the highest marginal tax rate then in effect for corporate taxpayers in the relevant jurisdiction.

     (f) The obligations of the Indemnifying Party under this Section 8.1 shall survive the transfer, redemption or conversion of the Securities, the Warrant Shares and the Common Stock issued upon the conversion or exercise thereof, or the closing or termination of any Financing Document. The agreements contained in this Section 8.1 shall be in addition to any other rights of the Indemnified Party against the Indemnifying Party or others.

     (g) All obligations of the Purchasers hereunder shall be several and not joint.

     Section 8.2 Termination. Any time from the date of this Agreement and before (i) the Cash Consideration (as defined in the Escrow Agreement) is delivered to the Company; and (ii) the Debentures and Initial Warrants are delivered to the Purchasers, both in accordance with the terms of the Escrow Agreement, this Agreement, and all of the Financing Documents shall automatically terminate upon either:

          (a) The return of the Cash Consideration to the Purchasers and the Debentures and Initial Warrants to the Company as provided in the Escrow Agreement; or

          (b) The occurrence of an Event of Default, as defined in the Debenture.

     Section 8.3 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following delivery of such notice to a reputable air courier service. Notices shall be delivered as follows:

     If to the Company:

         Infocrossing, Inc.
         2 Christie Heights Street
         Leonia, New Jersey 07605
         Attn:       Zach Lonstein
                     Chief Executive Officer
         Telephone:  (201) 840-8717
         Fax:        (201) 840-7126

     with a copy to:

         White & Case LLP
         1155 Avenue of the Americas
         New York, New York 10036
         Attn:       S. Ward Atterbury, Esq.
         Telephone:  (212) 819-8331
         Fax:        (212) 354-8113

     if to any Purchaser, to such Purchaser at its address as set forth on Schedule A:

     with a copy to:

         Wilmer, Cutler & Pickering
         100 Light Street
         Baltimore, Maryland 21202
         Attn:       Jay Watkins, Esq.
         Telephone:  (410) 986-2800
         Fax:        (410) 986-2828

     Section 8.4 Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     Section 8.5 Entire Agreement. As between the Company and Purchaser this Agreement and the Financing Documents (including all agreements entered into pursuant hereto and thereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof.

     Section 8.6 Modifications and Amendments. No amendment, modification or termination of this Agreement as between the Company and Purchaser shall be binding unless executed in writing by the Company and Purchaser intending to be bound thereby.

     Section 8.7 Waivers and Extensions. Any party to this Agreement may waive any condition, right, breach or default that such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

     Section 8.8 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

     Section 8.9 Exhibits and Schedules. Each of the exhibits and schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by reference.

     Section 8.10 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, that (a) the Company shall reimburse the Purchasers at Closing for all expenses of Purchasers (including the expenses of Wilmer, Cutler & Pickering, counsel to the Purchasers, and such other consultants and advisors) incurred in connection with the Transactions; provided, that the Company shall not be required to reimburse the Purchasers for more than $60,000 in expenses.

     Section 8.11 Press Releases and Public Announcements. All public announcements or disclosures relating to the Transactions or this Agreement shall be made only if mutually agreed upon by the Company and Purchasers, except to the extent such disclosure is required by Applicable Law, provided that (a) any such required disclosure shall only be made, to the extent consistent with Applicable Law and (b) the Company shall promptly notify each Purchaser if such disclosure or announcement identifies such Purchaser or an Affiliate of the Purchasers.

     Section 8.12 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by the Company without the prior written consent of the Purchasers which shall not be unreasonably withheld, and may not assigned or delegated by the Purchasers without the Company's prior written consent which shall not be unreasonably withheld except that a Purchaser may assign any or all of its rights and obligations under this Agreement to any one or more of its Affiliates. Any assignment or delegation of rights, duties or obligations hereunder made by the Company without the prior written consent of Purchaser, shall be void and of no effect. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any Persons other than the parties hereto, except as expressly set forth in Section 5.2, Section 8.1, this Section 8.12 or Section 8.18.

     Section 8.13 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

     Section 8.14 Counterparts; Fax Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any signature page delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requests it.

     Section 8.15 Further Assurances. As between the Company and Purchaser, each party hereto, upon the request of any other party hereto, shall do all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to carry out the transactions contemplated by this Agreement, including, in the case of the Company, such acts, instruments and documents as may be necessary or desirable to convey and transfer to each Purchaser the Debentures to be purchased by it hereunder.

     Section 8.16 Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any remedies against the other party hereto.

     Section 8.17 Specific Performance. The parties hereto agree that the remedy at law for any breach of this Agreement may be inadequate, and that as between the Company and Purchaser any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement as between the Company and Purchaser, or prevent any violation hereof, and, to the extent permitted by applicable law, as between the Company and Purchaser, each party waives any objection to the imposition of such relief.

     Section 8.18 No Purchaser Affiliate Liability. No Purchaser Affiliate shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby, and the Company hereby waives and releases all claims of any such liability and obligation, it being understood that no such Person or entity (other than Purchaser) shall be liable for or in respect of this Agreement with the transactions contemplated hereby.

     Section 8.19 Tax Matters.

     (a) The Company and the Purchasers hereby acknowledge and agree that the Debenture and Warrant issued to each Purchaser constitute an investment unit within the meaning of section 1273(c)(2) of the Code. The Company and the Purchasers hereby further acknowledge and agree that, for purposes of allocating the issue price of the investment unit between the Debentures and the Warrants pursuant to section 1.1273-2(h) of the Treasury Regulations, the Company shall engage an independent third party reasonably acceptable to the Purchasers to determine the fair market value of the Warrants issued at Closing. Such determination shall be made within seventy-five (75) days of Closing. The Company and the Purchasers agree that they will report consistently with such determination for all income tax purposes with respect to the Warrant and Debentures.

     (b) The Company and the Purchasers hereby acknowledge that the amount and timing of certain payments on the Debentures may be affected by contingencies, and that if such payments were to qualify as "contingent payments" for federal income tax purposes, the Debentures would be treated as contingent payment debt instruments subject to section 1.1275-4 of the Treasury Regulations. The Company has determined that all such contingencies are remote and/or incidental within the meaning of section 1.1275-2(h) of the Treasury Regulations and, pursuant to section 1.1275-4(b)(5) of the Treasury Regulations, the Debentures do not constitute contingent payment debt instruments subject to section 1.1275-4 of the Treasury Regulations. The Company shall report consistently with the preceding sentence for all income tax purposes. The Company shall not take any position that a change in circumstances has occurred within the meaning of section 1.1275-2(h)(6)(i) of the Treasury Regulations or with respect to any deemed retirement and reissuance of the Debentures pursuant to section 1.1275-2(h)(6)(ii) of the Treasury Regulations without consent of the Purchasers, such consent not to be unreasonably withheld, conditioned or delayed.

                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        INFOCROSSING, INC.
                                        By:
                                           -------------------------------------
                                           Name:   Zach Lonstein
                                           Title:  Chief Executive Officer

CAMDEN PARTNERS STRATEGIC FUND II-A, L.P.

By:  Camden Partners Strategic II, LLC,
     its General Partner

By:
   ------------------------------------------
   Name:   David L. Warnock
   Title:  Managing Member

Address:  Camden Partners
          One South Street, Suite 2150
          Baltimore, MD 21201
          Fax No.:     (410) 895-3805
          Attention:   David Warnock

CAMDEN PARTNERS STRATEGIC FUND II-B, L.P.

By:  Camden Partners Strategic II, LLC,
     its General Partner

By:
   ------------------------------------------
   Name:   David L. Warnock
   Title:  Managing Member

Address:  Camden Partners
          One South Street, Suite 2150
          Baltimore, MD 21201
          Fax No.:     (410) 895-3805
          Attention:   David Warnock

CAHILL, WARNOCK STRATEGIC PARTNERS FUND, L.P.

By:  Cahill, Warnock Strategic Partners, L.P.,
     its General Partner

By:
   ------------------------------------------
   Name:   David L. Warnock
   Title:  General Partner

Address:  Camden Partners
          One South Street, Suite 2150
          Baltimore, MD 21201
          Fax No.:     (410) 895-3805
          Attention:   David Warnock

STRATEGIC ASSOCIATES, L.P.

By:  Cahill, Warnock Strategic Partners, L.P.,
     its General Partner

By:
   ------------------------------------------
   Name:   David L. Warnock
   Title:  General Partner

Address:  Camden Partners
          One South Street, Suite 2150
          Baltimore, MD 21201
          Fax No.:     (410) 895-3805
          Attention:   David Warnock

                                                                      Schedule A

                                   PURCHASERS

           Purchaser                                Committed Investment Amounts

Camden Partners Strategic Fund II-A, L.P.                 $ 5,192,000.00
One South Street, Suite 2150
Baltimore, Maryland  21202
Attn: Mr. David L. Warnock

Camden Partners Strategic Fund II-B, L.P.                 $   308,000.00
One South Street, Suite 2150
Baltimore, Maryland  21202
Attn: Mr. David L. Warnock

Cahill, Warnock Strategic Partners Fund, L.P.             $ 4,410,000.00
One South Street, Suite 2150
Baltimore, Maryland  21202
Attn: Mr. David L. Warnock

Strategic Associates, L.P.                                $    90,000.00
One South Street, Suite 2150
Baltimore, Maryland  21202
Attn: Mr. David L. Warnock

                                            TOTAL:        $10,000,000.00